Exhibit 99.1

TC BioPharm Regains Compliance with Nasdaq Minimum Bid Price Requirement

EDINBURGH, Scotland, January 04 2024 -- TC BioPharm (Holdings) PLC (“TC BioPharm” or the “Company”) (NASDAQ: TCBP) a clinical stage biotechnology company developing platform allogeneic gamma-delta T cell therapies for cancer, today announced that on January 2, 2024, the Company received a written notice from The Nasdaq Stock Market (“Nasdaq”). The notice informed TC BioPharm that it has regained compliance with the minimum bid price requirement under NASDAQ Listing Rule 5550(a)(2) (the “Rule”) for continued listing on the Nasdaq Capital Market.

On June 22, 2023, TC BioPharm was notified by Nasdaq that it was not in compliance with the minimum bid price rule because its common stock failed to meet the closing bid price of $1.00 or more for 30 consecutive business days. To regain compliance with the Rule, the Company’s common shares were required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive business days. This requirement was met on December 29, 2023.

About TC BioPharm (Holdings) PLC

TC BioPharm is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of gamma-delta T cell therapies for the treatment of cancer with human efficacy data in acute myeloid leukemia. Gamma-delta T cells are naturally occurring immune cells that embody properties of both the innate and adaptive immune systems and can intrinsically differentiate between healthy and diseased tissue. TC BioPharm uses an allogeneic approach in both unmodified and CAR modified gamma-delta T cells to effectively identify, target and eradicate both liquid and solid tumors in cancer.

TC BioPharm is the leader in developing gamma-delta T cell therapies, and the first company to conduct phase II/pivotal clinical studies in oncology. The Company is conducting two investigator-initiated clinical trials for its unmodified gamma-delta T cell product line - Phase 2b/3 pivotal trial for OmnImmune® in treatment of acute myeloid leukemia using the Company’s proprietary allogeneic CryoTC technology to provide frozen product to clinics worldwide. TC BioPharm also maintains a robust pipeline for future indications in solid tumors as well as a significant IP/patent portfolio in the use of CARs with gamma-delta T cells and owns our manufacturing facility to maintain cost and product quality controls.

Contact:

Chris Camarra

EVP Communications

c.camarra@tcbiopharm.com